Hennessy Advisors, Inc. Reports Second Quarter Earnings of $0.37 Per Share

Firm Also Announces Quarterly Dividend

NOVATO, Calif., May 7, 2019 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) reported results for its second fiscal quarter of 2019, which ended March 31, 2019, and also announced a quarterly dividend.

Summary Highlights (compared to the prior comparable quarter ended March 31, 2018):

  Fully diluted earnings per share decreased 36% to $0.37.
  Total revenue decreased 25% to $10.5 million.
  Total assets under management decreased 22% to $5.1 billion.
  Average assets under management, upon which revenue is earned, decreased 26% to $5.1 billion.
  Cash and cash equivalents increased over 50% to $25 million, with a total loan balance outstanding of $19.7 million at quarter end.

The Board of Directors also declared a quarterly dividend of $0.11 per share, which will be paid on June 11, 2019, to shareholders of record as of May 20, 2019.

"Our first fiscal quarter ending December 31, 2018, was mired in stock market losses, volatility and investor uncertainty, causing a corresponding drop in our assets under management. Due to that first quarter decline, we began our second quarter with assets at $4.9 billion, which led to decreased revenue and lower earnings for the current quarter. However, we began to build total assets again during the second quarter with both solid returns and renewed interest in our mutual fund offerings. Even though the decline in assets led to a drop in our financial results, we continued to build cash and pay down our debt, strengthening the overall financials of the company," said Teresa Nilsen, President and Chief Operating Officer.

"Our outlook for long-term organic growth and strategic acquisition opportunities remains positive, and we are committed to pursuing both for the benefit of our shareholders," added Neil Hennessy, Chairman and CEO.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
Second Quarter	Mar. 31, 2019	Mar. 31, 2018	$ Change	% Change
Total Revenue	$ 10,455,504	$ 14,006,152	$ (3,550,648)	-25.4%
Net Income	$ 2,900,445	$ 4,555,525	$ (1,655,080)	-36.3%
Earnings Per Share (Diluted)	$ 0.37	$ 0.58	$ (0.21)	-36.2%
Weighted Average Number of
Shares Outstanding (Diluted)	7,922,408	7,886,380	36,028	0.5%
Mutual Fund Average Assets
Under Management	$ 5,140,314,899	$ 6,904,516,776	$ (1,764,201,877)	-25.6%

At Period Ending Date	Mar. 31, 2019	Mar. 31, 2018	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 5,135,936,999	$ 6,577,379,155	$ (1,441,442,156)	-21.9%
Cash and Cash Equivalents	$ 25,071,779	$ 16,646,435	$ 8,425,344	50.6%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

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Neil Hennessy
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CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354; Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061